EXHIBIT 99.1

Foothills Resources, Inc. Elects David A. Melman to Board of Directors

Bakersfield, California, December 21, 2006 - Foothills Resources, Inc (OTCBB: FTRS) today announced that David A. Melman has joined its Board of Directors, increasing the current number of directors to six.

Mr. Melman has extensive experience working with small public companies. He was executive vice president, general counsel and corporate secretary of XCL Ltd. from 1983 to 1997, and was a director of XCL from 1987 to 1997. Mr. Melman returned as Chairman and Chief Executive Officer of XCL Ltd. during its reorganization. He has also been a director of Cardinal Resources plc. (AIM) and is a director of Sunrise Energy Resources, Inc. (OTCBB). Mr. Melman holds a degree in Economics and Accounting from Queens College of the City University of New York, a Juris Doctor from Brooklyn Law School and a Master of Law in Taxation from New York University Graduate School of Law.

Foothills’ Chief Executive Officer, Dennis Tower, said, “We are very pleased to welcome David Melman to the Foothills Board. His wide-ranging experience with small energy companies will be a valuable asset for the Company as it continues to mature.”

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas opportunities. Its present business activities commenced in April 2006, following the concurrent completion of a merger transaction and a private placement financing.
Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. We will also take advantage of our expertise to develop exploratory projects in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to establish and grow the Company.

Additional information on Foothills Resources is available at http://www.foothills-resources.com.

For more information contact: Bruce Nurse, Investor Relations info@foothills-resources.com 1-888-662-FTRS(3877)